Exhibit 24.1

Each of the non-employee directors of the Company who are signatories to the Annual Report on Form 10-K for the year ended December 31, 2011 have executed a limited power of attorney in the form set forth below:

FORM OF LIMITED POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that I, [Name of Director], a member of the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company”), with its principal executive offices in Carlsbad, California, do hereby constitute, designate and appoint each of Marlo Cormier Platz and Brian P. Lynch, each of whom are officers of the Company, as my true and lawful attorneys-in-fact, each with power of substitution, with full power to act without the other and on behalf of and as attorney for me, for the purpose of executing and filing with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and any and all amendments thereto, and to do all such other acts and execute all such other instruments which said attorney may deem necessary or desirable in connection therewith.

I have executed this Limited Power of Attorney effective as of February     , 2012.

[Name of Director]